EXHIBIT 23



   CONSENT OF RACHLIN COHEN & HOLTZ, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in the Annual Report on Form 10-KSB of Baron Capital Trust of our report dated February 14, 2002 relating to the consolidated financial statements of Baron Capital Trust as of December 31, 2001 and for each of the two years in the period then ended, appearing in such Annual Report.


                            RACHLIN COHEN & HOLTZ LLP


Miami, Florida
March 29, 2002